UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007 (March 23, 2007)

WESCORP ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30095	33-0921967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 770, 435 - 4th Avenue S.W., Calgary, Alberta, Canada T2P 3A8
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (403) 206-3990

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 23, 2007, Wescorp Energy Inc. (“Wescorp”) entered into a Purchase Agreement (the “Agreement”) with 1306538 Alberta Ltd., (“Alberta”) pursuant to which Alberta agreed to sell and transfer to Wescorp, and Wescorp agreed to purchase from Alberta, 470,143 shares of the common stock of Oilsands Quest Inc. (“Oilsands”). Oilsands is primarily in the business of exploration and development of natural resource properties in Canada, and is a publicly traded Company listed as “BQI-A” on the American Stock Exchange. In consideration for the purchase of these shares, Wescorp agreed to transfer to Alberta 170,000 shares of common stock of Synenco Energy Inc. that Wescorp holds.

In accordance with the Agreement, a stock certificate in the amount of 1,646,000 shares of the common stock of Oilsands will remain in the name of Alberta for approximately 90 days. Within that 90-day period, or as soon as practical thereafter, Alberta will obtain a new certificate for the benefit of Wescorp for 470,143 shares of the capital stock of Oilsands. Until the issuance of the new certificate to Wescorp, Alberta has agreed to execute a trust agreement giving full and absolute title to Wescorp of the 470,143 shares of common stock of Oilsands.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description does not purport to be a complete description of all the terms of the Agreement. Please refer to the Agreement for a complete description of the Company’s rights and obligations under the Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibits:

Exhibit No.	Document

10.1	Purchase Agreement, dated as of March 23, 2007, between the Company and 1306538 Alberta Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCORP ENERGY INC.

Date: March 27, 2007	By:	/s/ Douglas Biles
Douglas Biles
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Document

10.1	Purchase Agreement, dated as of March 23, 2007, between the Company and 1306538 Alberta Ltd.